                               DAVCO RESTAURANTS, INC.
                               1657 Crofton Boulevard
                               Crofton, Maryland  21114





                                        January __, 1998


Dear Stockholder:

          You are cordially invited to attend a Special Meeting of Stockholders of DavCo Restaurants, Inc. (the "Company") to consider the important matter of the acquisition of the Company by DavCo Acquisition Holding, LLC, a Delaware limited liability company ("DAC"). DAC is a corporation recently organized and owned by Ronald D. Kirstien, Harvey Rothstein, Citicorp Venture Capital, Ltd. ("CVC") and certain affiliates of Messrs. Kirstien and Rothstein and CVC (collectively, the "Affiliated Stockholders"). The meeting will be held on February 20, 1998, at 10:00 a.m., local time, at the offices of the Company, located at 1657 Crofton Boulevard, Crofton, Maryland 21114.


          As explained in the enclosed Notice of Special Meeting of Stockholders and Proxy Statement, the purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Restated Agreement and Plan of Merger dated as of October 21, 1997 (the "Merger Agreement") among the Company, DAC and DavCo Merger Sub Inc. ("DAC Sub"). Pursuant to the Merger Agreement, DAC Sub will merge with and into the Company (the "Merger"), and the Company will continue as the surviving corporation and a wholly-owned subsidiary of DAC. As a stockholder, if the Merger is consummated, your ownership interest in the Company will be converted automatically into the right to receive $20.00 in cash, without interest, per share of common stock of the Company you own, unless you exercise and perfect appraisal rights in accordance with Delaware law. The treatment in the Merger of outstanding stock options and warrants to purchase shares of common stock of the Company
is described in the accompanying Proxy Statement.            Details of the
Merger Agreement and other important information appear in the attached Proxy Statement. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement.



          The Board of Directors has approved unanimously (with certain interested directors abstaining) the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, the stockholders of the Company and has recommended that the stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. The Company has retained Equitable Securities Corporation ("Equitable") to act as financial advisor to the Board and to assist it in its review and consideration of the Merger. Equitable has rendered an opinion, confirmed as of the date hereof, that based upon the various considerations described in the opinion, the consideration to be received by the Company's stockholders (other than DAC and the Affiliated Stockholders) pursuant to the terms of the Merger Agreement is fair to them from a financial point of view. A copy of the opinion of Equitable is set forth in full as Annex B to the attached Proxy Statement.


          According to the laws of the State of Delaware, the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to adopt the Merger Agreement and to consummate the Merger. In addition, the Company's Restated Certificate of Incorporation and the Merger Agreement provide that the affirmative vote of the holders of a majority of the outstanding shares of common stock that are not owned beneficially by the Affiliated Stockholders or their affiliates or associates also is required to adopt the Merger Agreement and to consummate the Merger. This voting requirement affords the Company's "public" stockholders the opportunity to approve or reject the Merger.

          Important information regarding the proposed Merger is included in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully.

          WE URGE YOU TO READ THE ENCLOSED MATERIALS CAREFULLY. We would like your shares to be represented, and we hope you can attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign and date your proxy card and return it in the enclosed envelope as soon as possible. If after voting your shares by proxy, you decide to change your vote or that you would rather vote your shares in person, you may do so at any time prior to or at the Special Meeting. Please do not send in your stock certificates at this time.

                                                 Sincerely,


                                                 Ronald D. Kirstien

                                                 Chairman, President and Chief
                                                 Executive Officer


                                          ii